Exhibit 99.1

ORION GROUP HOLDINGS REPORTS

THIRD QUARTER 2025 RESULTS and INCREASES FISCAL YEAR 2025 Guidance

HOUSTON – October 28, 2025 – Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”, “Orion”), a leading specialty construction company, today reported its financial results for the third quarter ended September 30, 2025.

Highlights for the quarter ended September 30, 2025:

($ in millions, except EPS)

●Strong operational execution and continued advancement of strategic priorities
●Revenue of $225.1 million, GAAP Net Income of $3.3 million, Adjusted EBITDA of $13.1 million and Adjusted EPS of $0.09 were in line with management’s expectations
●Robust cash flow from operations of $23 million and free cash flow of $14 million attributable to effective working capital management
●Booked awards and change orders of $160 million in the quarter
●Closed on sale of East and West Jones property subsequent to quarter end
●Expanded bonding capacity by $400 million
●Management increases full year 2025 guidance

Management Commentary

“We delivered another strong third quarter marked by top- and bottom-line results, robust cash generation, good bookings, and market-leading safety. We have also continued to advance strategic priorities, including expanding our bonding capacity by $400 million, continuing to strengthen our board with the appointment of Robert Ledford, and closing the sale of the East and West Jones property in October. With a strong balance sheet, disciplined capital deployment strategy, and focus on long-term strategic execution, our team is laying the foundation for Orion’s next phase of growth,” said Travis Boone, President and Chief Executive Officer of Orion Group Holdings.

“As we enter the fourth quarter, Orion is well positioned opposite multiple growing tailwinds that span robust AI investment, strong domestic focus on reshoring manufacturing, commercial investment in marine infrastructure, and defense expansion across the Pacific. Our talented team is poised to build on our momentum and capture the exciting opportunities on our doorstep.”

“Following another strong quarter of performance and with a favorable outlook, we are pleased to raise our annual guidance for revenue, adjusted EBITDA, and adjusted EPS for fiscal year 2025.”

Fiscal Year 2025 Guidance

For the full year 2025, Orion is pleased to update its annual financial guidance as follows:

●Increase revenue guidance to a range of $825 million to $860 million (compared to prior guidance of $800 million to $850 million);
●Increase adjusted EBITDA guidance to a range of $44 million to $46 million (compared to prior guidance of $42 million to $46 million);
●Increase adjusted EPS guidance to a range of $0.18 to $0.22 (compared to prior guidance of $0.11 to $0.17); and
●Reaffirm capital expenditures guidance in the range of $25 million to $35 million.

Third Quarter 2025 Results

	Three months ended
	September 30,	September 30,
	2025	2024
Revenue	$225.1	$226.7
GAAP Net Income	$3.3	$4.3
GAAP EPS	$0.08	$0.12
Adjusted EBITDA	$13.1	$15.2
Adjusted EPS	$0.09	$0.16

See definitions and reconciliation of non-GAAP measures elsewhere in this release.

Contract revenues were $225.1 million in the third quarter of 2025 compared with $226.7 million in the third quarter last year and up 10% sequentially from $205.3 million in the second quarter of 2025, driven by increased volume in our Marine and Concrete segments.

Gross profit was $29.8 million, up 10% from $27.1 million in the third quarter of 2024 and up 16% from $25.8 million in the second quarter of 2025. The increases in gross profit were driven by strong project execution primarily in our Marine business.

Selling, general and administrative (“SG&A”) expenses were $25.1 million for the quarter, up from $20.8 million in the third quarter of 2024 primarily due to increased investment to support business growth.

GAAP net income for the third quarter was $3.3 million, or $0.08 per diluted share, compared to net income of $4.3 million, or $0.12 per diluted share, in the third quarter of 2024.

Adjusted EBITDA for the third quarter was $13.1 million, compared to $15.2 million in the third quarter of 2024 and up 19% from $11.0 million in the second quarter of 2025. The year-over-year decrease is primarily attributable to favorable project close outs in 2024 that did not reoccur in 2025. The sequential increase was driven by revenue growth and strong execution.

Backlog

	September 30,	September 30
	2025	2024
Marine	$477	$537
Concrete	202	154
Total	$679	$691

Third quarter 2025 backlog included over $160 million in new awards and were evenly balanced between Orion’s Marine and Concrete segments. Recent Marine awards included maintenance dredging for the U.S. Army Corp of Engineers, repair work on a marine transportation facility, and installation of a crane trestle for a major transportation project. Recent Concrete awards included multiple data centers, a cold storage facility and several manufacturing and healthcare projects.

Balance Sheet Update

As of September 30, 2025, current assets were $269.7 million, including unrestricted cash and cash equivalents of $4.9 million. Total debt outstanding as of September 30, 2025 was $23.6 million and the Company had no borrowings under its revolving credit facility.

Recent Developments

In September 2025, the Company announced the appointment of Robert Ledford to its Board of Directors, effective November 19, 2025. Mr. Ledford’s decades of experience leading complex global businesses in the construction industry and driving strategic growth through mergers and acquisitions will provide valuable insight for our Board and executive team as Orion executes its growth strategy.

In October 2025, the Company increased its aggregate bonding capacity by $400 million, which enables the Company to bid on and capture larger projects to accelerate Orion’s long-term growth.

In October 2025, the Company closed on the sale of its East and West Jones property for an aggregate purchase price of $23.5 million. Proceeds are expected to be used to reduce debt and for general corporate purposes.  In connection with the sale of the property, the Company entered into an Exclusive Dredge Spoils Agreement with the purchaser. Under the Agreement, the Company has the right to deliver dredge spoils to the property for ten years, which is expected to decrease the Company’s disposal costs.

Conference Call Details

Orion Group Holdings will host a conference call to discuss the third quarter 2025 financial results at 9:00 a.m. Eastern Time/8:00 a.m. Central Time on Wednesday, October 29, 2025. To participate, please call (844) 481-2994 and ask for the Orion Group Holdings Conference Call. A live audio webcast of the call will also be available on the Investor Relations section of Orion’s website at https://www.oriongroupholdingsinc.com/investor/ and will be archived for replay.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Hawaii, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design and specialty services. Its concrete segment provides turnkey concrete construction services including place and finish, site prep, layout, forming, and rebar placement for large commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas. The Company’s website is located at: https://www.oriongroupholdingsinc.com.

Backlog Definition

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress but are not yet complete. The Company cannot guarantee that the revenue implied by its backlog will be realized, or, if realized, will result in earnings or profitability. Backlog can fluctuate from period to period due to the timing and execution of contracts. The typical duration of the Company’s projects ranges from three to nine months on shorter projects to multiple years on larger projects. The Company's backlog at any point in time includes both revenue it expects to realize during the next twelve-month period as well as revenue it expects to realize in future years.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income/loss,” “adjusted earnings/loss per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies that use similarly titled measures. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable GAAP financial information. Investors are urged to consider these non-GAAP measures in addition to and not in substitute for measures prepared in accordance with GAAP.

Adjusted net income/loss and adjusted earnings/loss per share should not be viewed as an equivalent financial measure to net income/loss or earnings/loss per share. Adjusted net income/loss and adjusted earnings/loss per share exclude certain items that management believes are one-time items or items whose timing or amount cannot be reasonably estimated. The Company believes these adjusted financial measures are a useful supplement to earnings/loss calculated in accordance with GAAP.

Orion Group Holdings defines EBITDA as net income/loss before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes are one-time items or items whose timing or amount cannot be reasonably estimated. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with GAAP, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, of which provisions the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, guidance, outlook, assumptions, or goals. In particular, statements regarding our pipeline of opportunities, financial guidance and future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning financial guidance or future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt or maintain compliance with debt covenants, and including any estimates, guidance, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward-looking statements also include project award announcements, estimated project start dates, ramp-up of contract activity and contract options, which may or may not be awarded in the future. Forward-looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints, and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. Considering these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise, except as required by law.

Please refer to the Company's 2024 Annual Report on Form 10-K, filed on March 5, 2025 which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, and filings and press releases subsequent to such Annual Report on Form 10-K for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Contact:

Margaret Boyce

713-852-6500

mboyce@orn.net

Source: Orion Group Holdings, Inc.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Contract revenues	$225,097	$226,675	$619,037	$579,514
Costs of contract revenues	195,345	199,611	540,473	518,631
Gross profit	29,752	27,064	78,564	60,883
Selling, general and administrative expenses	25,059	20,846	70,378	60,980
Amortization of intangible assets	—	—	—	—
Gain on disposal of assets, net	(628)	(1,563)	(1,400)	(1,986)
Operating income	5,321	7,781	9,586	1,889
Other (expense) income:
Interest expense	(2,120)	(3,617)	(7,373)	(10,336)
Other income	417	180	761	396
Other expense, net	(1,703)	(3,437)	(6,612)	(9,940)
Income (loss) before income taxes	3,618	4,344	2,974	(8,051)
Income tax expense	317	82	246	347
Net income (loss)	$3,301	$4,262	$2,728	$(8,398)

Basic income (loss) per share	$0.08	$0.12	$0.07	$(0.25)
Diluted income (loss) per share	$0.08	$0.12	$0.07	$(0.25)
Shares used to compute income (loss) per share:
Basic	39,776,096	34,494,302	39,535,151	33,390,722
Diluted	39,787,227	34,518,680	39,544,405	33,390,722

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net income (loss)	$3,301	$4,262	$2,728	$(8,398)
Adjusting items and the tax effects:
Share-based compensation	1,376	1,016	4,018	2,930
ERP implementation	301	342	1,131	1,641
Severance	31	4	608	85
Process improvement initiatives	—	393	138	393
Tax rate of 23% applied to adjusting items (1)	(393)	(1,309)	(1,356)	(1,879)
Total adjusting items and the tax effects	1,315	446	4,539	3,170
Federal and state tax valuation allowances	(1,157)	934	(867)	3,344
Adjusted net income (loss)	$3,459	$5,642	$6,400	$(1,884)
Adjusted EPS	$0.09	$0.16	$0.16	$(0.06)

(1)	Items are taxed discretely using the Company's blended tax rate.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net income (loss)	$3,301	$4,262	$2,728	$(8,398)
Income tax expense	317	82	246	347
Interest expense, net	1,914	3,544	6,881	10,239
Depreciation and amortization	5,892	5,568	16,526	17,558
EBITDA (1)	11,424	13,456	26,381	19,746
Share-based compensation	1,376	1,016	4,018	2,930
ERP implementation	301	342	1,131	1,641
Severance	31	4	608	85
Process improvement initiatives	—	393	138	393
Adjusted EBITDA(2)	$13,132	$15,211	$32,276	$24,795
Adjusted EBITDA margin(2)	5.8%	6.7%	5.2%	4.3%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.
(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for share-based compensation, ERP implementation, severance and process improvement initiatives. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	September 30,		September 30,
	2025	2024	2025	2024
Contract revenues	$142,942	$140,013	$82,155	$86,662

Operating income (loss)	$10,985	$5,485	$(5,664)	$2,296
Other income	209	86	2	21
Depreciation and amortization	5,081	4,552	811	1,016
EBITDA (1)	16,275	10,123	(4,851)	3,333
Share-based compensation	1,064	915	312	101
ERP implementation	188	194	113	148
Severance	31	4	—	—
Process improvement initiatives	—	256	—	137
Adjusted EBITDA(2)	$17,558	$11,492	$(4,426)	$3,719
Adjusted EBITDA margin (2)	12.3%	8.2%	(5.4)%	4.3%

	Marine		Concrete
	Nine months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Contract revenues	$405,409	$377,291	$213,628	$202,223

Operating income (loss)	21,993	(4,847)	(12,407)	6,736
Other income	256	217	13	82
Depreciation and amortization	13,985	14,405	2,541	3,153
EBITDA (1)	36,234	9,775	(9,853)	9,971
Share-based compensation	3,615	2,735	403	195
ERP implementation	741	1,068	390	573
Severance	591	85	17	—
Process improvement initiatives	93	256	45	137
Adjusted EBITDA(2)	$41,274	$13,919	$(8,998)	$10,876
Adjusted EBITDA margin (2)	10.2%	3.7%	(4.2)%	5.4%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.
(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for share-based compensation, ERP implementation, severance and process improvement initiatives. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Nine months ended September 30,
	2025	2024
Cash flows from operating activities
Net income (loss)	$2,728	$(8,398)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	10,036	11,961
Amortization of ROU operating leases	6,727	7,491
Amortization of ROU finance leases	6,490	5,597
Amortization of deferred debt issuance costs	900	1,562
Deferred income taxes	29	(36)
Share-based compensation	4,018	2,930
Gain on disposal of assets, net	(1,400)	(1,986)
Allowance for credit losses	2,449	355
Change in operating assets and liabilities:
Accounts receivable	(73,808)	(40,276)
Income tax receivable	(255)	(69)
Inventory	637	(567)
Prepaid expenses and other	3,958	4,940
Contract assets	43,889	23,027
Accounts payable	11,550	33,481
Accrued liabilities	4,765	(14,333)
Operating lease liabilities	(4,591)	(6,625)
Income tax payable	(353)	(54)
Contract liabilities	(3,509)	(19,687)
Net cash provided by (used in) operating activities	14,260	(687)
Cash flows from investing activities:
Proceeds from sale of property and equipment	1,732	1,922
Purchase of property and equipment	(25,510)	(10,644)
Net cash used in investing activities	(23,778)	(8,722)
Cash flows from financing activities:
Borrowings on Credit Facility	138,138	39,279
Payments on Credit Facility	(138,451)	(39,671)
Proceeds from failed sales-leasebacks	1,600	—
Payments on failed sale-leasebacks	(7,463)	(3,172)
Loan costs from Credit Facility	(323)	(393)
Payments of finance lease liabilities	(7,847)	(6,456)
Proceeds from issuance of common stock under ESPP	730	—
Payments related to tax withholding for share-based compensation	(373)	(436)
Exercise of stock options	108	368
Net cash used in financing activities	(13,881)	(10,481)
Net change in cash, cash equivalents and restricted cash	(23,399)	(19,890)
Cash, cash equivalents and restricted cash at beginning of period	28,316	30,938
Cash, cash equivalents and restricted cash at end of period	$4,917	$11,048

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Information)

	September 30,	December 31,
	2025	2024
	(Unaudited)

Current assets:
Cash and cash equivalents	$4,917	28,316
Accounts receivable:
Trade, net of allowance for credit losses of $3,004 and $555, respectively	164,911	106,304
Retainage	48,345	35,633
Income taxes receivable	738	483
Other current	3,116	3,127
Inventory	2,115	1,974
Contract assets	40,518	84,407
Prepaid expenses and other	5,080	9,084
Total current assets	269,740	269,328
Property and equipment, net of accumulated depreciation	101,114	86,098
Operating lease right-of-use assets, net of accumulated amortization	22,240	27,101
Financing lease right-of-use assets, net of accumulated amortization	21,028	25,806
Inventory, non-current	6,862	7,640
Deferred income tax asset	17	17
Other non-current	1,374	1,327
Total assets	$422,375	$417,317
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$1,044	$426
Accounts payable:
Trade	107,671	97,139
Retainage	1,984	1,310
Accrued liabilities	28,522	26,294
Income taxes payable	154	507
Contract liabilities	43,862	47,371
Current portion of operating lease liabilities	4,650	7,546
Current portion of financing lease liabilities	9,953	10,580
Total current liabilities	197,840	191,173
Long-term debt, net of debt issuance costs	22,564	22,751
Operating lease liabilities	20,929	20,837
Financing lease liabilities	6,346	11,346
Other long-term liabilities	16,748	20,503
Deferred income tax liability	57	28
Total liabilities	264,485	266,638
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 40,601,098 and 39,681,597 issued; 39,889,867 and 38,970,366 outstanding at September 30, 2025 and December 31, 2024, respectively	406	397
Treasury stock, 711,231 shares, at cost, as of September 30, 2025 and December 31, 2024, respectively	(6,540)	(6,540)
Additional paid-in capital	224,987	220,513
Retained loss	(60,963)	(63,691)
Total stockholders’ equity	157,890	150,679
Total liabilities and stockholders’ equity	$422,375	$417,317

Orion Group Holdings, Inc. and Subsidiaries

Guidance – Adjusted EBITDA Reconciliation

(In Thousands)

(Unaudited)

	Year Ending
	December 31, 2025
	Low Estimate	High Estimate
Net income	$1,765	$4,603
Income tax expense	1,500	2,000
Interest expense, net	9,385	9,385
Depreciation and amortization	23,646	22,308
EBITDA (1)	36,296	38,296
Share-based compensation	5,551	5,551
ERP implementation	1,407	1,407
Severance	608	608
Process improvement initiatives	138	138
Adjusted EBITDA (2)	$44,000	$46,000

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.
(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for share-based compensation, ERP implementation, severance and process improvement initiatives.

Orion Group Holdings, Inc. and Subsidiaries

Guidance – Adjusted EPS Reconciliation

(In thousands except per share information)

(Unaudited)

	Year Ending
	December 31, 2025
	Low Estimate	High Estimate
Net income	$1,765	$4,603
Adjusting items and the tax effects:
Share-based compensation	5,551	5,551
ERP implementation	1,407	1,407
Severance	608	608
Process improvement initiatives	138	138
Tax rate of 23% applied to adjusting items (1)	(1,772)	(1,772)
Total adjusting items and the tax effects	5,932	5,932
Federal and state tax valuation allowances	(471)	(1,631)
Adjusted net income (2)	$7,226	$8,904
Adjusted EPS (2)	$0.18	$0.22

(1)	Items are taxed discretely using the Company's blended tax rate.
(2)	Adjusted net income and Adjusted EPS are non-GAAP measures that represent net income adjusted for share-based compensation, ERP implementation, severance and process improvement initiatives.